Exhibit 13

CANNAVEST CORP.

Stock Award Agreement
Under
Amended and Restated 2013 Equity Incentive Plan

THIS STOCK AWARD AGREEMENT (the “Agreement”) is entered into as of March 16, 2015 by and between Bart Mackay (hereinafter referred to as “Grantee”) and CannaVEST Corp., a Delaware corporation (hereinafter referred to as the “Company”), pursuant to the Company’s Amended and Restated 2013 Equity Incentive Plan (the “Plan”). Any capitalized term not defined herein shall have the same meaning ascribed to it in the Plan.

R E C I T A L S:

A. Grantee is an employee, director or consultant of the Company, and in connection therewith has rendered services for and on behalf of the Company or an Affiliate.

B. The Company desires to issue shares of the Company’s Common Stock to Grantee for the consideration set forth herein to compensate Grantee for past services to the Company and/or to provide an incentive for Grantee to remain a service provider of the Company and to exert added effort towards its growth and success.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the parties agree as follows:

1.	Issuance of Shares. The Company hereby offers to issue to Grantee Twenty-Five Thousand (25,000) shares of Common Stock of the Company (the “Shares”) on the terms and conditions herein set forth.

Unless this offer is earlier revoked in writing by the Company, Grantee shall have ten (10) days from the date of the delivery of this Agreement to Grantee to accept the offer of the Company by executing and delivering to the Company two copies of this Agreement, without condition or reservation of any kind whatsoever, together with the consideration to be delivered by Grantee pursuant to Section 2 below, if applicable. If the Grantee does not accept the offer represented by this Agreement as set forth above within ten (10) days, such offer shall be null and void.

2.	Consideration; Reporting. The consideration for the grant of the Shares shall be the services already rendered to the Company by the Grantee; specifically, service on the Company’s Board of Directors from November 26, 2013 through November 26, 2014. The total value of the services provided, and the amount of compensation related to the receipt of the Shares reported to tax authorities for 2014, is $69,250, which is equal to the aggregate Fair Market Value of the Shares.

3.	Vesting of Shares. The Shares shall be fully vested as of the date of this Agreement.

4.	No Right to Continued Service. The issuance of the Shares does not confer upon Grantee any right to continue as an Employee or Director of, or Consultant to, the Company or an Affiliate, nor does it limit in any way the right of the Company or an Affiliate to terminate Grantee’s employment or other relationship with the Company or an Affiliate, at any time, with or without cause.

5.	Tax Consequences. Grantee understands that Grantee (and not the Company) shall be responsible for the Grantee’s own tax liability that may arise as a result of the grant of the Shares. Grantee represents that Grantee has consulted any tax consultants Grantee deems advisable in connection with the receipt of the Shares and that Grantee is not relying on the Company or the Company’s counsel for any tax advice. The Company intends to report the value of the Shares granted, at the value describe in Section 2, to appropriate tax authorities. The Company has the authority to require Grantee to remit to the Company an amount sufficient to satisfy all federal, state, and local taxes required by law to be withheld with respect to any taxable event arising as a result of the receipt of the Shares.

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6.	Miscellaneous.

(a)	This Agreement shall bind and inure to the benefit of the parties’ heirs, legal representatives, successors and permitted assigns.

(b)	This Agreement and the Plan constitute the entire agreement between the parties pertaining to the subject matter contained herein and they supersede all prior and contemporaneous agreements, representations and understandings of the parties. A copy of the Plan has been delivered to Grantee and also may be inspected by Grantee at the principal office of the Company, and Grantee hereby consents to receive any updates to the Plan or Plan prospectus electronically. The parties agree that the entire text of the Plan is incorporated by reference as if copied herein. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. In the event there exists any conflict or discrepancy between any of the terms in the Plan and this Agreement, the terms of the Plan shall be controlling. A copy of the Plan has been delivered to Grantee and also may be inspected by Grantee at the principal office of the Company.

(c)	By execution of this Agreement, Grantee consents to the delivery of any notice to the stockholders given by the Company in the form of an electronic transmission, pursuant to, and as described in, Section 232 of the Delaware General Corporation Law.

(d)	Should any portion of the Plan or this Agreement be declared invalid and unenforceable, then such portion shall be deemed to be severable from this Agreement and shall not affect the remainder hereof.

(e)	All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iii) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its principal executive office, and to Grantee at the address set forth on the signature page to this Agreement, or at such other address as the Company or Grantee may designate by ten (10) days advance written notice to the other party hereto.

(f)	By executing the Agreement, the Company and Grantee waive their respective rights hereunder to have any such disputes or claims tried by a judge or jury.

(g)	This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all such counterparts together will constitute one and the same instrument.

(h)	This Agreement shall be construed according to the laws of the State of Delaware.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:	GRANTEE:

CANNAVEST CORP.

By: /s/ Joseph Dowling	/s/ Bart Mackay

Name: Joseph Dowling	Bart Mackay
(Print Name)
Title: Chief Financial Officer
Address:

__________________________________
__________________________________

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